Filed Pursuant to Rule 433

Registration Statement No. 333-163671

January 6, 2010

Republic of the Philippines

Reopening of Outstanding US$750,000,000 6.50% Global Bonds due 2020

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$650,000,000 (brings total size of the issue to US$1,400,000,000)
Security type	Senior Unsecured Bonds
Coupon	6.50%
Coupon dates	January 20 and July 20
Maturity date	January 20, 2020
Temporary CUSIP	718286 BH9 (through January 20, 2010)
Permanent CUSIP	718286BF3 (from January 21, 2010)
Price to public	106.25%
Proceeds, before fees and expenses	US$690,625,000
Settlement date	January 13, 2010
Reference benchmark	3.375% UST due 2019
Benchmark yield	3.837%
Re-offer spread over benchmark	183.7 bps
Re-offer yield	5.674%
Denominations	US$100k/1k
Day count	30/360
Joint bookrunners	Barclays Bank PLC, Deutsche Bank Securities Inc. and The Hongkong
and Shanghai Banking Corporation Limited

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital toll-free at 1-888-603-5847 or Deutsche Bank toll-free at 1-800-50304611 or HSBC toll-free at 1-866-811-8049.

The prospectus can be accessed through the following link: The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312510001948/d424b3.htm